                          AGREEMENT AND PLAN OF MERGER

                                      among

                                  NYFIX, INC.,

                                NYOLYMPUS, INC.,

                                       and

                           JAVELIN TECHNOLOGIES, INC.

                           Dated as of March 12, 2002

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of March 12, 2002 (this
"Merger Agreement"), among NYFIX, Inc., a New York corporation ("NYFIX"),
NYOlympus, Inc., a Delaware corporation and a wholly-owned subsidiary of NYFIX
("Merger Sub"), and Javelin Technologies, Inc., a Delaware corporation
("Javelin").

            WHEREAS, the Boards of Directors of NYFIX, Merger Sub and Javelin
have each approved the merger of Merger Sub with and into Javelin (the "Merger")
upon the terms and subject to the conditions of this Merger Agreement, thus enabling NYFIX to acquire all of the common stock of Javelin in exchange for cash and common stock of NYFIX;

            WHEREAS, the stockholders of Javelin have approved the Merger and the terms of this Merger Agreement;

            WHEREAS, for federal income tax purposes, it is intended that the
Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

            WHEREAS, NYFIX, Merger Sub and Javelin desire to make certain representations, warranties, covenants and agreements in connection with the
Merger and also to prescribe various conditions to the Merger;

            NOW, THEREFORE, in consideration of the foregoing and the
representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

Section 1.01    The Merger; Effective Time of the Merger

            Upon the terms and conditions of this Merger Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub
shall be merged with and into Javelin at the Effective Time (as hereinafter defined). The Merger shall become effective immediately when a certificate of merger (the "Certificate of Merger"), prepared and executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware or, if agreed to by the parties, at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").
The filing of the Certificate of Merger shall be made as soon as practicable after the closing of the Merger (the "Closing").

Section 1.02     Closing.

            The Closing shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the fifth business day after satisfaction (or waiver in accordance with this Merger Agreement) of the latest to occur of the conditions set forth in Article VI (the "Closing Date"), at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, 505 Park Avenue, New
York, New York 10022, unless another date or place is agreed to in writing by the parties.

Section 1.03     Merger Consideration

            (a) Subject to adjustments set forth in Sections 1.03(d) and 1.03(e)
below, the aggregate consideration to be paid at the Closing to the equity holders of Javelin (the "Javelin Stockholders"), as well as to holders of options and warrants to purchase Javelin securities, shall consist of a combination of cash (the "Cash Consideration") and shares (the "Stock
Consideration") of common stock, par value $0.001 per share, of NYFIX ("NYFIX
Common Stock") with an aggregate value of $55,000,000 (collectively, the "Base
Consideration"). The amount of the Cash Consideration shall equal the greatest amount permissible (up to 20% of the Base Consideration) without jeopardizing the tax-free nature of the transaction pursuant to Section 368 of the Code. The amount of NYFIX Common Stock to be paid as Stock Consideration (the "Stock
Amount") shall equal the Base Consideration, minus the amount of the Cash
Consideration, minus the Option Costs (as defined herein). For purposes of this
Section 1.03(a), "Option Costs" shall mean the cost to NYFIX of adopting all unexercised Javelin Stock Options and Warrants (defined herein) as of the
Closing Date under the Javelin Stock Plan, including the adjustment to the
Javelin exercise price for each optionee or Warrant holder in accordance with
Section 2.01(g) hereof. The number of shares of NYFIX Common Stock representing the Stock Consideration will equal the quotient derived by dividing the Stock
Amount by the average of the last reported sale prices of the NYFIX Common Stock for the five (5) consecutive trading days ending on March 27, 2002 (the "Average
Price") on the primary exchange on which the NYFIX Common Stock is traded, including The Nasdaq Stock Market's National Market ("Nasdaq"); provided, however, that if the Closing does not occur prior to March 31, 2002, then the
Stock Consideration will be based on the average of the last reported sale prices for the five (5) consecutive trading days ending on the date immediately prior to the Closing Date. In the event the Average Price is greater than $15.00 per share, then a stock price of $15.00 shall be used as the Average Price in calculating the number of shares of NYFIX Common Stock to be issued as Stock
Consideration and in calculating the Option Exchange Ratio in Section
2.01(g)(i). In the event the Average Price is less than $13.00 per share, then a stock price of $13.00 shall be used as the Average Price in calculating the number of shares to be issued as Stock Consideration and in calculating the
Option Exchange Ratio in Section 2.01(g)(i).

            (b) In the event Javelin meets the following Total Revenue (as hereinafter defined)

                                      -2-

thresholds for the fiscal year ending December 31, 2002, then the Javelin
Stockholders will receive, in addition to the Base Consideration, additional shares of NYFIX Common Stock ("Additional Stock Consideration") with a market value as set forth below:

                                                 Additional NYFIX Common Stock to be
 Javelin Total Revenue for Fiscal Year 2002       Received by Javelin Stockholders
 ------------------------------------------      ---------------------------------

Eighteen million dollars ($18,000,000)           Three million dollars
                                                 ($3,000,000) in NYFIX Common
                                                 Stock

Nineteen million dollars ($19,000,000)           Four million five hundred
                                                 thousand dollars ($4,500,000)
                                                 in NYFIX Common Stock

Twenty million dollars ($20,000,000)             Six million dollars
                                                 ($6,000,000) in NYFIX Common
                                                 Stock

Twenty one million dollars ($21,000,000)         Seven million five hundred
                                                 thousand dollars ($7,500,000)
                                                 in NYFIX Common Stock

Twenty two million dollars ($22,000,000)         Nine million dollars
                                                 ($9,000,000) in NYFIX Common
                                                 Stock

Twenty three million dollars ($23,000,000)       Ten million five hundred
                                                 thousand dollars ($10,500,000)
                                                 in NYFIX Common Stock

Twenty four million dollars ($24,000,000)        Twelve million dollars
                                                 ($12,000,000) in NYFIX Common
                                                 Stock

Twenty five million dollars ($25,000,000)        Thirteen million five hundred
                                                 thousand dollars ($13,500,000)
                                                 in NYFIX Common Stock

The NYFIX Common Stock to be issued pursuant to this Section 1.03(b) will be based on the average of the last reported sale prices of the NYFIX Common Stock for the ten consecutive trading days ending on December 31, 2002 on the primary exchange on which the NYFIX Common Stock is traded, including Nasdaq. The determination of Total Revenue shall be calculated no sooner than February 15,
2003 and no later than March 31, 2003. As used herein, "Total Revenue" shall (i)
include only net revenues from Javelin's operations during the fiscal year ending December 31, 2002, (ii) be determined in accordance with generally accepted accounting principals ("GAAP"), applied on a basis consistent with the historical audited consolidated financial statements of Javelin (included in the
Javelin Financial Statements and the Year End Financials) and (iii) exclude the impact of any adjustments or modifications to the historical carrying values of
Javelin's assets and liabilities resulting from the recording by NYFIX of the transaction contemplated by this Merger Agreement. Notwithstanding the immediately preceding sentence, if the accounting policies and procedures applied by Javelin in the preparation of its historical audited consolidated financial statements are not in accordance with GAAP, then Total Revenue for fiscal year 2002 shall be equal to the lesser of (a) Javelin's net revenues derived from its operations during the fiscal year ending December 31, 2002 determined on a basis consistent with the accounting policies and procedures applied by Javelin

                                      -3-

in the preparation of its historical audited consolidated financial statements, or (b) Javelin's net revenues derived from its operations during the fiscal year ending December 31, 2002 determined in accordance with GAAP.

            Notwithstanding anything to the contrary in this Section 1.03(b), the Additional Stock Consideration shall be paid out as follows: (i) NYFIX shall calculate in good faith the amount of Total Revenue actually received in cash, and within five (5) business days of such calculation shall issue such number of shares to the Javelin Stockholders as is equal to the amount of Additional Stock
Consideration multiplied by a fraction (which in no event may be greater than
1), the numerator of which is the amount collected of Total Revenue and the denominator of which is Total Revenue; and (ii) the remaining shares of
Additional Stock Consideration shall be paid out every 30 days thereafter based on additional collections received on the Total Revenues; provided, however, that no such Additional Stock Consideration shall be paid after March 31, 2004, at which time all unissued Additional Stock Consideration shall be forfeited.

            (c) NYFIX will set aside a portion of the Stock Consideration with a fair market value equal to $5,000,000 (the "Escrowed Amount") to cover (x) any potential liabilities (i) incurred from the lawsuits (the "Lawsuits") currently pending against Javelin and related parties as disclosed in Section 3.01(i) to the Javelin Disclosure Letter (as hereinafter defined) and (ii) covered by the indemnification provisions of Section 5.13 below, to be held in escrow pursuant to the terms of the Escrow Agreement attached hereto as Exhibit B, as well as
(y) adjustments made pursuant to Section 1.03(d) below.

            (d) Within 45 days after the Closing, NYFIX shall prepare a statement (the "Closing Date Working Capital Statement") setting forth the working capital of Javelin as of the close of business on the Closing Date (the
"Closing Date Working Capital"), which shall represent Javelin's total current assets less Javelin's total current liabilities on the Closing Date. The Closing
Date Working Capital Statement shall (i) fairly present the Closing Date Working
Capital determined in accordance with GAAP, applied on a basis consistent with the manner in which the Year End Financials were prepared, including all accurals required in the preparation of annual financial statements, (ii)
exclude the impact of any adjustments or modifications to the historical carrying values of Javelin's assets and liabilities resulting from the recording by NYFIX of the transaction contemplated by this Merger Agreement and (iii) be presented in a manner consistent with the format set forth in the Year End
Financials. Notwithstanding the immediately preceding sentence, if the accounting policies and procedures applied by Javelin in the preparation of the
Year End Financials are not in accordance with GAAP, the Closing Date Working
Capital Statement shall nevertheless be prepared in accordance with GAAP.
Following the calculation of the Closing Date Working Capital, an adjustment shall be made, if necessary, to reduce the Base Consideration (between the cash and stock components) on a dollar-for-dollar basis in an amount equal to the excess, if any, of (i) the total current assets less total current liabilities of Javelin as set forth in the Year End Financials over (ii) the Closing Date
Working Capital. Such adjustment shall be deducted out of the Escrowed Amount.

                                      -4-

            (e) NYFIX will set aside $150,000 of the Cash Consideration to be used to pay the fees of Deloitte & Touche LLP in connection with their audits of
Javelin's consolidated financial statements for the years ended December 31,
2000 and December 31, 2001; provided, however, that in the event such fees are less than $150,000, then the unused portion shall be added to the Escrow Amount.

Section 1.04     Effects of the Merger.

            (a) At the Effective Time: (i) Merger Sub shall be merged with and into Javelin, the separate existence of Merger Sub shall cease and Javelin shall continue as the surviving corporation (Merger Sub and Javelin are sometimes referred to herein as the "Constituent Corporations" and Javelin is sometimes referred to herein as the "Surviving Corporation") and the merger shall have such effects as are set forth in Section 259 of the DGCL; (ii) the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective
Time shall be the Certificate of Incorporation of the Surviving Corporation; and
(iii) the Bylaws of Merger Sub as in effect immediately prior to the Effective
Time shall be the Bylaws of the Surviving Corporation.

            (b) The directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers of the
Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of
Incorporation and Bylaws.

                                   ARTICLE II
                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS;
                        EXCHANGE OF MERGER CONSIDERATION

Section 2.01    Effect on Capital Stock.

            At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value
$0.0001 per share, of Javelin ("Javelin Common Stock"), preferred stock, par value $0.0001 per share, of Javelin ("Javelin Preferred Stock"), or capital stock of Merger Sub:

             (a) Stock of Merger Sub. Each share of common stock, par value
$0.01 per share, of Merger Sub issued and outstanding immediately prior to the
Effective Time will be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation, and the stock of the Surviving
Corporation issued on that conversion will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

                                      -5-

            (b) Cancellation of Treasury Stock. Each share of capital stock of
Javelin that are owned by Javelin as treasury stock shall be canceled and retired and shall cease to exist and no Cash Consideration, Stock Consideration or Additional Stock Consideration shall be delivered or deliverable in exchange therefor.

            (c) Consideration for Javelin Common Stock. Subject to the
provisions of Sections 2.01(e) and 2.02(d) hereof, each share of Javelin Common
Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b)) shall, at the
Effective Time and without the requirement of any action by the holder thereof, be exchanged for and converted into its pro rata portion (the "Common Stock
Conversion Number") of the Stock Consideration and its pro rata portion of the
Cash Consideration, taking into account the required adjustments for the liquidation preference of the Javelin Preferred Stock. All such shares of
Javelin Common Stock, when so exchanged and converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such certificate representing shares of Javelin Common Stock in accordance with Section 2.02, (i) a certificate representing the Common Stock
Conversion Number of shares of NYFIX Common Stock, (ii) the right to receive its portion of the Additional Stock Consideration, (iii) cash in lieu of fractional shares of NYFIX Common Stock as contemplated by Section 2.02(d), and (iv) cash reflecting its portion of the Cash Consideration (collectively, the "Common
Stock Merger Consideration"), all without interest.

            (d) Consideration for Javelin Preferred Stock. Subject to the
provisions of Sections 2.01(e) and 2.02(d) hereof, each share of Javelin
Preferred Stock issued and outstanding immediately prior to the Effective Time
(other than shares to be canceled in accordance with Section 2.01(b)) shall, at the Effective Time and without the requirement of any action by the holder thereof, be exchanged for and converted into its pro rata portion (the
"Preferred Stock Conversion Number", and together with the Common Stock
Conversion Number, the "Conversion Number") of the Stock Consideration and its
pro rata portion of the Cash Consideration, taking into account the required adjustments for the liquidation preference of the Javelin Preferred Stock. All such shares of Javelin Preferred Stock, when so exchanged and converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such certificate representing shares of Javelin
Preferred Stock in accordance with Section 2.02, (i) a certificate representing the Preferred Stock Conversion Number of shares of NYFIX Common Stock, (ii) the right to receive its portion of the Additional Stock Consideration, (iii) cash

                                      -6-

in lieu of fractional shares of NYFIX Common Stock as contemplated by Section
2.02(d), and (iv) cash reflecting its portion of the Cash Consideration
(collectively, the "Preferred Stock Merger Consideration", and together with the
Common Stock Merger Consideration, the "Merger Consideration"), all without interest.

            (e) Election to Adjust Merger Consideration Breakdown.
Notwithstanding Sections 2.01(c) and 2.01(d) hereof, and subject to Section
2.01(i) hereof, each holder of Javelin Common Stock and each holder of Javelin
Preferred Stock may elect to reduce on a pro rata basis its portion of the Cash
Consideration in exchange for a corresponding increase in its portion of the
Stock Consideration (the "Additional Stock Election") in accordance with the procedures described herein. In the event of an Additional Stock Election by one or more Javelin Stockholders, the non-electing holders of Javelin Common Stock and non-electing holders of Javelin Preferred Stock shall be entitled to elect to increase their portion of the Cash Consideration by a pro rata amount of the
Cash Consideration exchanged by stockholders participating in the Additional
Stock Election (such amount being referred to herein as the "Excess Available
Cash Consideration"). Any amount of Excess Available Cash Consideration not subscribed for by non-electing Javelin Stockholders shall be offered on a pro rata basis to each remaining holder of Javelin Common Stock and Javelin
Preferred Stock. Notwithstanding anything herein to the contrary, the aggregate
Base Consideration specified in Section 1.03 hereof shall not be increased or decreased as a result of the effect of this Section 2.01(e).

            (f) Additional Stock Election Procedures. Javelin shall provide each
Javelin Stockholder with a form of election (the "Form of Election") which is to be returned to Javelin within five business days after mailing of the Form of
Election to the Javelin Stockholders (the "Election Date") specifying one of the following: (i) that such stockholder desires that all of his or her shares of
Javelin Common Stock or Javelin Preferred Stock, as applicable, be converted into his or her respective portion of the Merger Consideration, with the Cash
Consideration and Stock Consideration in the proportionate amounts as reflected in Sections 2.01(c) and (d) hereof (such election being hereinafter sometimes referred to as a "Base Election"); (ii) that such stockholder desires to make an
Additional Stock Election and specifying the amount thereof, or (iii) that such stockholder desires to make an election (such election being hereinafter sometimes referred to as an "Additional Cash Election") with respect to Excess
Available Cash Consideration, if any, in an amount equal to either (x) such stockholders' pro rata percentage of such Excess Available Cash Consideration or
(y) a specified amount that is less than such stockholders' pro rata percentage of such Excess Available Cash Consideration. In the event that aggregate amounts of Stock Consideration and Cash Consideration, as adjusted by any elections made pursuant to this Section 2.02(f), are not equal to the amounts specified in
Section 1.03 hereof, each Javelin Stockholder making an Additional Stock
Election or Additional Cash Election shall have the amount of his or her elections adjusted on a pro rata basis such that there shall be no change to the aggregate Base Consideration specified in Section 1.03.

                                      -7-

            (g) Conversion of Stock Options.

(i)         Javelin and NYFIX shall take such actions as are necessary to provide that (i) at the Effective Time each outstanding option to acquire Javelin Common Stock ("Javelin Stock Option") and each outstanding warrant to acquire Javelin Common Stock (the "Warrant")
            shall be adjusted in accordance with the terms thereof and this
            Merger Agreement to be exercisable to purchase shares of NYFIX
            Common Stock as provided below and (ii) the vesting of
            exercisability of each Javelin Stock Option and termination of any repurchase rights for shares of Javelin Common Stock issued pursuant to the Javelin Option Plan (as defined in Section 4.01(c)) shall be accelerated due to the Merger and this Merger Agreement. Following the Effective Time, each Javelin Stock Option and Warrant shall continue to have, and shall be subject to, the same terms and conditions (other than with respect to vesting or repurchase rights)
            set forth in the Javelin Stock Plan or any other agreement pursuant to which such Javelin Stock Option or Warrant was subject
            immediately prior to the Effective Time, except (i) each Javelin
            Stock Option and Warrant, as the case may be, shall be exercisable for that number of shares of NYFIX Common Stock equal to the product of (x) the aggregate number of shares of Javelin Common Stock for which such Javelin Stock Option or Warrant, as the case may be, was exercisable and (y) the Option Exchange Ratio (as defined below), rounded down to the nearest whole share, if necessary, and (ii) the per share exercise price of such Javelin Stock Option or Warrant, as the case may be, shall be the exercise price immediately prior to the Effective Time divided by the Option Exchange Ratio (rounded up to the nearest whole cent). The adjustments provided herein to any options which are incentive stock options (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section
            424(a) of the Code. The Option Exchange Ratio shall be arrived at by
            (i) reducing the Base Consideration by the liquidation preference of the Javelin Preferred Stock and (ii) dividing the resulting consideration by the outstanding Javelin Common Stock and Javelin
            Common Stock equivalents to determine the price per share NYFIX is paying for each share of Javelin Common Stock ("Price Per Common
            Share"). Such Price Per Common Share, when divided by the Average
            Price yields the Option Exchange Ratio.

(ii)        As soon as practicable after the Effective Time, NYFIX shall deliver to the holders of the Javelin Stock Options and Warrant, as the case may be, appropriate notices setting forth such holders' rights pursuant to the Javelin Stock Plan and the agreements evidencing the grants of such Javelin Stock Options or Warrant, as the case may be, and that such Javelin Stock Options and Warrant, as the case may be, and agreements shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section
            2.01(g)) after giving effect to the Merger and the provisions set forth above. NYFIX shall comply with the terms of the Javelin Stock
            Plan and Warrant and any agreement related thereto.

                                      -8-

(iii)       NYFIX shall take all corporate action necessary to reserve for issuance a sufficient number of shares of NYFIX Common Stock for delivery upon exercise of Javelin Stock Options and the Warrant.
            NYFIX shall file a registration statement on Form S-8 as of or promptly following the Effective Time with respect to the shares of
            NYFIX Common Stock subject to Javelin Stock Options and the Warrant and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein)
            for so long as such options remain outstanding.

            (h) Adjustment of Conversion Number. If, subsequent to the date of this Agreement but prior to the Effective Time, the number of shares of NYFIX
Common Stock issued and outstanding is changed as a result of a stock split, reverse stock split, recapitalization, reclassification, exchange of shares, or stock or cash dividends or other similar transaction, the Conversion Number, the
Option Exchange Ratio and other items dependent thereon shall be appropriately and equitably adjusted herein.

            (i) Section 368(c) Limitations. Notwithstanding anything in the foregoing to the contrary, if more than 20% of the total value of the Merger
Consideration for all the outstanding shares of Javelin Common Stock and Javelin
Preferred Stock (other than shares to be canceled in accordance with Section
2.01(b)) would be cash, the cash which a holder of Javelin Common Stock or
Javelin Preferred Stock will receive will be reduced on a pro rata basis with all other such holders to the amount such that 20% of the total value of the
Merger Consideration will be cash and the holders of shares of Javelin Common
Stock and Javelin Preferred Stock will receive in exchange for such reduction in cash a proportionate increase in the amount of Stock Consideration to the effect that there is no change to the aggregate Base Consideration specified in Section
1.03.

Section 2.02    Exchange of Certificates for Merger Consideration.

            (a) Exchange Procedures. Upon surrender of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Javelin Common Stock or Javelin Preferred Stock (the
"Certificates") (other than shares held by Javelin) for cancellation to NYFIX or to such other agent or agents as may be appointed by NYFIX, and any other required documents, the holder of record of such Certificate shall be entitled to receive in exchange therefor the portion of the Merger Consideration which such holder has the right to receive, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Javelin Common
Stock or Javelin Preferred Stock that is not registered in the transfer records of Javelin, the appropriate Merger Consideration may be issued to a transferee if the Certificate representing such Javelin Common Stock or Javelin Preferred
Stock is presented to NYFIX accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer

                                      -9-

taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the appropriate Merger
Consideration and all dividends or other distributions thereon with a record date after the Effective Time as contemplated by Section 2.02(b).

            (b) Distributions with Respect to Shares Prior to Exchange of
Certificates. No dividends or other distributions with respect to NYFIX Common
Stock declared or made after the Effective Time with a record date after the
Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the NYFIX Common Stock represented thereby as a result of the exchange and conversion provided in Section 2.01(a), and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section
2.02(d) until the holder of such Certificate shall surrender such Certificate.
Subject to the effect of applicable laws, following surrender of any such
Certificate, there shall be paid to the holder thereof, without interest: (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of NYFIX Common Stock to which such holder is entitled pursuant to Section 2.02(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of NYFIX Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the
Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of NYFIX Common Stock.

            (c) No Further Ownership Rights in Javelin Common Stock or Javelin
Preferred Stock. All shares of NYFIX Common Stock issued in exchange for and upon the conversion of Javelin Common Stock and Javelin Preferred Stock in
accordance with the terms hereof (including any cash paid pursuant to Section
2.02(a), 2.02(b) or 2.02(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Javelin Common Stock and
Javelin Preferred Stock, subject, however, to the (i) Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by Javelin on such shares of Javelin Common Stock and Javelin Preferred Stock prior to the date hereof and which remain unpaid at the Effective Time and (ii) rights pertaining to such shares of Javelin Common Stock and Javelin Preferred Stock with respect to Additional Stock Consideration, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Javelin Common Stock and Javelin
Preferred Stock that were outstanding immediately prior to the Effective Time.
If, after the Effective Time, Certificates are presented to the Surviving
Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

            (d) No Fractional Shares. No certificates or scrip representing fractional shares of NYFIX Common Stock shall be issued pursuant to this Article
II, and, except as provided in this Section 2.02(d), no dividend or other distribution, stock split or interest shall relate to any such fractional

                                      -10-

security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of NYFIX. In lieu of any fractional security, NYFIX shall pay to each holder of shares of Javelin Common Stock or
Javelin Preferred Stock who would otherwise have been entitled to a fraction of a share of NYFIX Common Stock pursuant to this Article II, an amount in cash
(without interest) equal to such holder's proportionate interest in the sum of
(i) the fraction of a share of NYFIX Common Stock to which such holder would otherwise have been entitled, multiplied by the price of a share of NYFIX Common
Stock as determined pursuant to Section 1.03(a)(ii), and (ii) the aggregate dividends or other distributions that are payable with respect to such shares of
NYFIX Common Stock pursuant to Section 2.02(b). For purposes of determining whether a holder of shares of Javelin Common Stock or Javelin Preferred Stock is entitled to receive payment in lieu of fractional shares, all shares of Javelin
Common Stock and Javelin Preferred Stock held of record by such holder shall be aggregated. Notwithstanding anything in the foregoing to the contrary, in the event that any cash payments to be made pursuant to this Section 2.02(d) results in the Merger failing to qualify as a tax-free reorganization under Section 368 of the Code, the Cash Consideration and Stock Consideration shall be proportionately adjusted by the minimum amounts necessary for the Merger to qualify as such; provided, however, that the aggregate Base Consideration specified in Section 1.03 shall not be increased or decreased as a result of any such adjustments.

            (e) No Liability. Neither Javelin nor NYFIX shall be liable to any holder of shares of Javelin Common Stock or Javelin Preferred Stock or NYFIX
Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

Section 3.01    Representations and Warranties of Javelin.

            Subject to the exceptions set forth in the disclosure letter to be delivered by Javelin to NYFIX and Merger Sub in connection herewith (the
"Javelin Disclosure Letter"), Javelin represents and warrants to NYFIX and
Merger Sub as follows:

            (a) Organization, Standing and Power.

(i)         Each of Javelin and its Subsidiaries (as hereinafter defined) is an entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be so organized or so to qualify

                                      -11-

            (individually or in the aggregate) would not have a Material Adverse
            Effect (as hereinafter defined) on Javelin. Javelin has delivered to
            NYFIX complete and correct copies of its certificate of
            incorporation and bylaws. Section 3.01(a) of the Javelin Disclosure
            Letter sets forth each direct, or indirect, Subsidiary of Javelin and its jurisdiction of organization and the jurisdictions where it is qualified to do business.

(ii)        As used in this Merger Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which are held by such party or any Subsidiary of such party that do not have a majority of the voting interest in such partnership); or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its
            Subsidiaries, or by such party and any one or more of its
            Subsidiaries.

(iii)       As used in this Merger Agreement, a "Material Adverse Effect" shall mean any effect or change that is or would be materially adverse to the business, operations, assets, condition (financial or otherwise)
            or results of operations of (i) in respect of Javelin, Javelin and its direct and indirect Subsidiaries, taken as a whole, and (ii) in respect of NYFIX, NYFIX and all of its direct and indirect
            Subsidiaries, taken as a whole.

            (b) Capital Structure.

(i)         Section 3.01(b)(i) of the Javelin Disclosure Letter sets forth the authorized, issued and outstanding capital stock of Javelin and each
            Subsidiary as well as any other securities (including debt securities) of Javelin or its Subsidiaries. All outstanding shares of capital stock of Javelin and its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase other than those that have been waived or otherwise cured or satisfied and all such shares owned by Javelin, or a direct or indirect wholly owned
            Subsidiary of Javelin, are free and clear of all liens, charges, encumbrances, claims and options of any nature.

(ii)        Section 3.01(b)(ii) of the Javelin Disclosure Letter sets forth a list of all options, warrants, convertible securities, rights, commitments (including pre-emptive rights) or agreements to which
            Javelin or any Subsidiary of Javelin is bound to issue, deliver, sell, purchase, redeem or acquire or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of Javelin Common

                                      -12-

            Stock or Javelin Preferred Stock, capital stock of a Javelin
            Subsidiary or any other securities of Javelin or its Subsidiaries.

(iii)       There are not as of the date hereof, and there will not be at the
            Effective Time, except as set forth on Section 3.01(b)(iii) of the
            Javelin Disclosure Letter, any stockholder agreements, voting trusts or other agreements or understandings to which Javelin is a party or by which it is bound relating to the voting of any shares of the capital stock of Javelin or any of its Subsidiaries. There are no restrictions on Javelin to vote the capital stock of any of its
            Subsidiaries.

            (c) Authority; No Violations; Consents and Approvals.

(i)         The Board of Directors of Javelin has approved the Merger and this
            Merger Agreement, by vote of the directors with no negative vote, and has resolved to deem this Merger Agreement and the transactions contemplated hereby, including the Merger, advisable and fair to, and in the best interests of, Javelin and its stockholders. Javelin has all requisite corporate power and authority to enter into this
            Merger Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement and each of the agreements required to be executed in connection therewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Javelin. This Merger Agreement and each of the agreements required to be executed in connection therewith have been duly executed and delivered by Javelin and, assuming this Merger
            Agreement and each of the agreements required to be executed in connection therewith constitutes the valid and binding obligation of
            NYFIX and Merger Sub, constitutes a valid and binding obligation of
            Javelin enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or effecting creditors'
            rights and to general principles of equity and limitations imposed on indemnity obligations by applicable federal and state securities laws.

(ii)        The execution and delivery of this Merger Agreement by Javelin does not, and the consummation by Javelin of the transactions
            contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Javelin or any of its
            Subsidiaries under any provision of (A) the Certificate of
            Incorporation or Bylaws of Javelin or any provision of the comparable charter or organizational documents of any of its
            Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit,

                                      -13-

            concession, franchise or license applicable to Javelin or any of its
            Subsidiaries or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Javelin or any of its
            Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that are either set forth on Section 3.01(a)(ii) of the
            Javelin Disclosure Letter or that individually or in the aggregate, would not have a Material Adverse Effect on Javelin, materially impair the ability of Javelin to perform its obligations hereunder or prevent in any material respect the consummation of any of the transactions contemplated hereby.

(iii)       No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any U.S. or non-U.S.
            court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity"), is required by, or with respect to, Javelin or any of its Subsidiaries in connection with the execution and delivery of this Merger Agreement by Javelin or the consummation by Javelin of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material Adverse Effect on Javelin, except for: (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; or (B) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws, or environmental laws.

(iv)        Javelin's most recent, regularly-prepared balance sheet is prepared as of September 30, 2001 (the "Current Balance Sheet"), which reflects total assets of Javelin of less than $10 million, and a more recent, regularly-prepared balance sheet will not exist on or before the Closing (other than the Year End Financials). Javelin did not derive $10 million or more of its revenues as reflected in the
            Javelin Financial Statements (as defined below) from sources falling into NAICS sectors 31-33, as coded in the North American Industry
            Classification System - United States (1997 Edition).

            (d) Financial Statements. Attached hereto as Section 3.01(d)(i) to the Javelin Disclosure Letter is a copy of Javelin's audited consolidated financial statements as of and for the year ended December 31, 2000, certified by Davis, Graber & Nasberg, LLP, and unaudited consolidated financial statements as of and for the nine-month period ended September 30, 2001 (collectively, the
"Javelin Financial Statements"). Except as disclosed on Section 3.01(d)(ii) to the Javelin Disclosure Letter, the Javelin Financial Statements were prepared in accordance with GAAP, applied on a consistent basis during the periods involved and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end adjustments and the absence of footnotes) the consolidated financial position of Javelin and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Javelin and its
Subsidiaries for the periods presented therein.

                                      -14-

            (e) Absence of Certain Changes or Events. Except as disclosed in or as reflected on the Javelin Financial Statements, or except as contemplated by this Merger Agreement, since September 30, 2001, there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution
(whether in cash, stock or property) with respect to any of Javelin's capital stock; (ii) any amendment of any material term of any outstanding equity security of Javelin or any Subsidiary; (iii) any repurchase, redemption or other acquisition by Javelin or any Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Javelin or any Subsidiary; (iv) any material change in any method of accounting or accounting practice by Javelin or any Subsidiary; or (v) a Material Adverse
Effect with respect to Javelin.

            (f) No Undisclosed Material Liabilities. Except as disclosed on
Section 3.01(f) to the Javelin Disclosure Letter, there are no material liabilities of Javelin or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would have a Material Adverse Effect on Javelin, other than: (i)
liabilities adequately provided for on the Current Balance Sheet included in the
Javelin Financial Statements; (ii) liabilities under this Merger Agreement; and
(iii) as disclosed on Section 3.01(k)(i) to the Javelin Disclosure Letter.

            (g) No Default. Except as included in Section 3.01(g) of the Javelin
Disclosure Letter, neither Javelin nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) in the case of Javelin and its Subsidiaries, their respective charters and bylaws, (ii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Javelin or any of its
Subsidiaries is now a party or by which Javelin or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Javelin or any of its Subsidiaries.

            (h) Compliance with Applicable Laws. Javelin and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Javelin Permits") and are in compliance with the terms of the Javelin Permits. The businesses of Javelin and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any
Governmental Entity. No investigation or review by any Governmental Entity with respect to Javelin or any of its Subsidiaries is pending or, to the best knowledge of Javelin, threatened.

            (i) Litigation. Except as disclosed in the Javelin litigation report included in Section 3.01(i) of the Javelin Disclosure Letter, there is no (i)
suit, action or proceeding pending, or, to the best knowledge of Javelin, threatened against or affecting Javelin or any Subsidiary of Javelin, or (ii)

                                      -15-

judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Javelin or any Subsidiary of Javelin.

            (j) Taxes.

(i)         Each of Javelin, each of its Subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has (A) timely (taking into account any extensions) filed in correct form all federal and all material state, local and non-U.S.
            returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by or with respect to it in respect of any Taxes (as hereinafter defined), (B) timely paid all Taxes that are due and payable (except for audit adjustments that would not have a Material Adverse Effect on Javelin in the aggregate or to the extent that liability therefor is reserved for in Javelin's Current Balance Sheet) for which Javelin or any of its
            Subsidiaries may be liable, (C) established reserves that are included in the Current Balance Sheet that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of Javelin and its Subsidiaries through the date of the Current Balance Sheet, and (D) complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all respects timely withheld from employee wages and paid over to the proper
            governmental authorities all amounts required to be so withheld and paid over.

(ii)        Section 3.01(j)(ii) to the Javelin Disclosure Letter sets forth the last taxable period through which the federal income Tax Returns of
            Javelin and any of its Subsidiaries have been examined by the
            Internal Revenue Service ("IRS") or otherwise closed. Except to the extent being contested in good faith, all deficiencies asserted as a result of such examinations and any examination by any applicable state, local or non-U.S. taxing authority have been paid, fully settled or adequately provided for in the Current Balance Sheet. No federal, state, local or non-U.S. Tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Javelin or any of its Subsidiaries would be liable, and no deficiency for any such Taxes has been proposed, asserted or assessed pursuant to any such examination against
            Javelin or any of its Subsidiaries by any federal, state, local or
            non-U.S. taxing authority with respect to any period.

(iii)       Neither Javelin nor any of its Subsidiaries (A) has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any other taxing authority (x) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which Javelin or any of its Subsidiaries would be liable or (y) a closing agreement pursuant to Section 7121 of the
            Code, or any predecessor provision thereof or any similar provision

                                      -16-

            of state, local or non-U.S. Tax law that relates to the assets or operations of Javelin or any of its Subsidiaries, (B) has made a change in method of accounting for a taxable period ending on or prior to the Closing Date, or (C) has sold assets on the installment method.

(iv)        To the best of Javelin's knowledge, there are no liens or security interests on any of the assets of Javelin or any of its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax other than for Taxes which are not yet delinquent.

(v)         Neither Javelin nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

(vi)        Neither Javelin nor any of its Subsidiaries has made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2)
            of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by
            Javelin or any of its Subsidiaries.

(vii)       Neither Javelin nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement, tax indemnity agreement or similar agreement or arrangement.

(viii)      Neither Javelin nor any of its Subsidiaries has any liability for
            Taxes under Treas. Reg.ss.1.1502-6, or any similar provision of state, local or non-U.S. law, except for Taxes of the affiliated group of which Javelin is the common parent corporation, within the meaning of Section 1504(a)(1) of the Code or any similar provision of state, local or non-U.S. law.

(ix)        Neither Javelin nor any of its Subsidiaries has participated in any international boycott within the meaning of Section 999 of the Code.

(x)         Except as disclosed on Section 3.01(j)(x) to the Javelin Disclosure
            Letter, neither Javelin nor any of its Subsidiaries has had a permanent establishment in any foreign country, as defined in any applicable treaty or convention between the United States and such foreign country.

(xi)        Neither Javelin nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section
            897(c)(2) of the Code during the applicable period specified in
            Section 897(c)(1)(A)(ii) of the Code.

            For purposes of this Merger Agreement, "Taxes" shall mean all federal, state, local, non-U.S. and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority.

                                      -17-

            (k) Employee Matters; ERISA.

(i)         Benefit Plans. Section 3.01(k)(i) to the Javelin Disclosure Letter
            contains a true and complete list and description of each of the following items: each employee benefit plan, program or arrangement covering any current or former officer, director, employee or independent contractor of Javelin (or any of its Subsidiaries) or any of their dependents or beneficiaries (each, a "Javelin
            Beneficiary") including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement
            Income Security Act of 1974, as amended ("ERISA"), whether or not terminated or covered by ERISA, if Javelin or any of its
            Subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof. The items described above, together with each management, employment, deferred compensation, severance, change in control, bonus or other contract for personal services with or covering any Javelin Beneficiary, whether or not terminated, if Javelin or any of its Subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof, are referred to collectively herein as the "Javelin Benefit Plans."

(ii)        Contributions and Payments. All material contributions and other material payments required to have been made by Javelin or any entity required to be aggregated therewith pursuant to Code Section
            414 (a "Javelin ERISA Affiliate") with respect to any Javelin
            Benefit Plan (or to any person pursuant to the terms thereof) have been or will be timely made and all such amounts properly accrued through the date of this Merger Agreement have been reflected in the
            Javelin Financial Statements.

(iii)       Qualification; Compliance. Each Javelin Benefit Plan that is intended to be "qualified" within the meaning of Code Section 401(a)
            has been determined by the IRS to be so qualified or the applicable remedial period applicable to the Plan will not have ended prior to the Effective Time, and, to the best knowledge of Javelin, no event or condition exists or has occurred that would reasonably be expected to result in the revocation or denial of any such determination which would have a Material Adverse Effect on Javelin.
            With respect to each Javelin Benefit Plan, Javelin and each Javelin
            ERISA Affiliate are in compliance with, and each Javelin Benefit
            Plan and related source of benefit payment is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan or source, including, without limitation, ERISA, the Code and applicable local law (including non-U.S. law), except for violations that would not have a Material Adverse Effect on
            Javelin. To the best knowledge of Javelin, no Javelin Benefit Plan is subject to any ongoing audit, investigation, or other

                                      -18-

            administrative proceeding of the IRS, the Department of Labor, or any other federal, state, or local governmental entity or is scheduled to be subject to such an audit, investigation or proceeding.

(iv)        Liabilities. With respect to the Javelin Benefit Plans, individually and in the aggregate, there exists no condition or set of
            circumstances that could subject Javelin or any Javelin ERISA
            Affiliate to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to or under any such plan or to the Pension Benefit Guaranty
            Corporation ("PBGC"), or under any indemnity agreement to which
            Javelin or any Javelin ERISA Affiliate is a party), which liability, excluding liability for benefit claims, funding obligations and PBGC insurance premiums, each payable in the ordinary course, would have a Material Adverse Effect on Javelin. No claim, action or litigation has been made, commenced or, to the best knowledge of Javelin, threatened, by or against Javelin or any of its Subsidiaries with respect to any Javelin Benefit Plan (other than for benefits or PBGC premiums payable in the ordinary course).

(v)         Retiree Welfare Plans. No Javelin Benefit Plan that is a "welfare plan" (within the meaning of ERISA Section 3(1)) provides benefits for any retired or former employees (other than as required pursuant to ERISA Section 601).

(vi)        Payments Resulting from Merger. Except as disclosed on Section
            3.01(k)(vi) to the Javelin Disclosure Letter, the consummation or announcement of any transaction contemplated by this Merger
            Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in (A) any payment
            (whether of severance pay or otherwise) becoming due from Javelin or any of its Subsidiaries to any Javelin Beneficiary or to the trustee under any "rabbi trust" or similar arrangement, (B) any benefit under any Javelin Benefit Plan being established or increased, or becoming accelerated, vested or payable (except as provided in
            Section 2.01(g)(i)) or (C) any payment that would not be deductible under Section 280G of the Code.

(vii)       Funded Status of Plans. Each Javelin Benefit Plan that is subject to either the minimum funding requirements of ERISA Section 302 or to
            Title IV of ERISA has assets that, as of the date hereof, have a fair market value not less than the present value of the accrued benefit obligations thereunder on a termination basis, as of the date hereof, based on the actuarial methods, tables and assumptions utilized by such plan's independent actuary in preparing such plan's most recently prepared actuarial valuation report, except to the extent that applicable law would require the use of different actuarial assumptions if such plan was to be terminated as of the date hereof, in which case those different assumptions shall apply for purposes of this representation. Javelin and its Subsidiaries have no unfunded liabilities, as determined under local funding

                                      -19-

            requirements, with respect to any Javelin Benefit Plans that cover such non-U.S. employees.

(viii)      Multiemployer Plans. No Javelin Benefit Plan is or was a
            "multiemployer plan" (within the meaning of ERISA Section
            4001(a)(3)), a multiple employer plan described in Code Section
            413(c), or a "multiple employer welfare arrangement" (within the meaning of ERISA Section 3(40)). Neither Javelin nor any Javelin
            ERISA Affiliate has been obligated to contribute to, or otherwise has or has had any liability with respect to, any multiemployer plan, multiple employer plan, or multiple employer welfare arrangement.

            (l) Labor Matters. Except as set forth in Section 3.01(l) to the
Javelin Disclosure Letter,

(i)         neither Javelin nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and to the knowledge of
            Javelin and its Subsidiaries there is no current union
            representation dispute involving employees of Javelin or any of its
            Subsidiaries nor does Javelin or any of its Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

(ii)        there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against Javelin or any of its Subsidiaries pending, or, to the knowledge of Javelin or any of its Subsidiaries, threatened;

(iii)       there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other
            discriminatory, wrongful or tortious conduct in connection with the employment relationship against Javelin or any of its Subsidiaries pending, or, to the knowledge of Javelin or any of its Subsidiaries, threatened;

(iv)        there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of Javelin or any of its Subsidiaries, threatened, against or involving Javelin or any of its Subsidiaries;

(v)         Javelin and each of its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health; and

(vi)        there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of Javelin or any of its
            Subsidiaries, threatened, in respect to which any current or former

                                      -20-

            director, officer, employee or agent of Javelin or any of its
            Subsidiaries is or may be entitled to claim indemnification from
            Javelin or any of its Subsidiaries (A) pursuant to their respective charters or bylaws, (B) as provided in any indemnification agreement to which Javelin or any Subsidiary of Javelin is a party or (C)
            pursuant to applicable law.

            (m) Intangible Property. Javelin and its Subsidiaries possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, database, industrial designs, know how, trade secrets, copyrights and other intellectual property rights that are material to the condition or conduct of the business operations of Javelin and its Subsidiaries (collectively, the "Javelin Intangible Property"). Except as set forth on Section 3.01(m) to the Javelin Disclosure Letter, all of the
Javelin Intangible Property is either owned or is validly licensed for use by
Javelin or its Subsidiaries free and clear of any and all liens, claims or encumbrances. To the knowledge of Javelin, the operation of the businesses of each of Javelin or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trade secret, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person and there have been no claims made or notices received in connection therewith.

            (n) Environmental Matters. For purposes of this Merger Agreement:

(i)         "Environmental Law" means any applicable law regulating, prohibiting or requiring the notification of Releases into any part of the natural environment, pertaining to the protection of natural resources, the environment and public and employee health and safety, or governing or regulating the use, storage, handling, transportation, treatment, processing, disposal or generation of any
            Hazardous Materials, including, without limitation, the
            Comprehensive Environmental Response, Compensation, and Liability
            Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials
            Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource
            Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the
            Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act
            (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act
            (15 U.S.C. Section 7401 et seq.), the Federal Insecticide,
            Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.),
            Emergency Planning and Community Right to Know Act (42 U.S.C.
            Section 11001 et seq.), Safe Drinking Water Act (Section 42 U.S.C.
            Section 300 et seq.) and the Occupational Safety and Health Act (29
            U.S.C. Section 651 et seq.) and the regulations promulgated pursuant thereto, and any other such applicable county, province, state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the
            Closing Date.

                                      -21-

(ii)        "Hazardous Material" means any substance, material or waste which is regulated pursuant to any Environmental Law by any public or governmental authority in the jurisdictions in which the applicable party or its Subsidiaries conducts business, or in the United
            States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material,"
            "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "contaminant," "pollutant," "toxic waste" or
            "toxic substance" under any provision of Environmental Law;

(iii)       "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its Subsidiaries; and

(iv)        "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to
            (I) investigate, clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (II) prevent the Release or threat of Release, or minimize the further Release of any Hazardous
            Material so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (III)
            perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (IV)
            bring the applicable party into compliance with any Environmental
            Law.

            1)      The operations of Javelin and its Subsidiaries have been
                    and, as of the Closing Date, will be in compliance with all
                    Environmental Laws;

            2)      Javelin and its Subsidiaries have obtained and will, as of the Closing Date, maintain all permits required under
                    applicable Environmental Laws for the continued operations of their respective businesses;

            3)      Javelin and its Subsidiaries are not subject to any
                    outstanding orders, investigations or material contracts
                    with any Governmental Entity or other person respecting (A)
                    Environmental Laws, (B) Remedial Action or (C) any Release
                    or threatened Release of a Hazardous Material;

            4)      Javelin and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law or
                    liability attributable to the Release of any Hazardous
                    Material;

            5)      Neither Javelin nor any of its Subsidiaries has any
                    contingent liabilities in connection with the Release of any

                                      -22-

                    Hazardous Material into the indoor or outdoor environment
                    (whether on-site or off-site);

            6)      The operations of Javelin or its Subsidiaries involving the generation, transportation, treatment, storage or disposal of Hazardous Material or any state equivalent are in
                    compliance with applicable Environmental Laws; and

            7)      To the best knowledge of Javelin, there is not now on or in any property (leased or owned) of Javelin or its
                    Subsidiaries any of the following: (A) any underground
                    storage tanks or surface impoundments; (B) any
                    asbestos-containing materials; or (C) any polychlorinated
                    biphenyls.

            (o) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Javelin Preferred Stock voting as a separate class, and the affirmative vote of the holders of a majority of the outstanding shares of Javelin Common Stock and Javelin Preferred Stock voting together as a single class, are the only votes of the holders of any class or series of Javelin capital stock necessary to approve this Merger Agreement and the transactions contemplated hereby, and such votes approving the proposed transactions have been received. Javelin has taken such other action with respect to any other anti-takeover provisions in its Bylaws or Certificate of Incorporation to the
extent necessary to consummate the Merger on the terms set forth in this Merger
Agreement.

            (p) Insurance. Javelin maintains insurance coverage reasonably adequate for the operation of the business of Javelin and each of its
Subsidiaries (taking into account the cost and availability of such insurance), and the transactions contemplated hereby will not materially adversely affect such coverage. Section 3.01(p) to the Javelin Disclosure Letter sets forth a true and complete list of such coverage.

            (q) Broker Fees. Except as disclosed on Section 3.01(q) of the
Javelin Disclosure Letter, no broker, investment banker, or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of Javelin.

            (r) Material Contracts and Agreements. All material contracts of
Javelin and its Subsidiaries pursuant to which Javelin or any of its
Subsidiaries are required to pay more than $25,000 annually or by which Javelin or any of its Subsidiaries receive more than $25,000 annually have been disclosed on Section 3.01(r) to the Javelin Disclosure Letter. Section 3.01(r)
to the Javelin Disclosure Letter also sets forth each employment or severance contract, lease agreement and credit agreement, note or other instrument relating to indebtedness of Javelin or its Subsidiaries.

            (s) Title to Properties.

                                      -23-

            (i)    Section 3.01(s)(i) to the Javelin Disclosure Letter sets
                   forth a true and complete list of material properties owned or leased by Javelin or its Subsidiaries. Each of Javelin and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its properties and assets
                   purported to be owned by it, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business. All such assets and properties, other than assets and properties in which Javelin or any of the Subsidiaries has leasehold
                   interests, are free and clear of all liens, other than those set forth on Section 3.01(s)(ii) to the Javelin Disclosure
                   Letter.

            (ii)   Each of Javelin and its Subsidiaries has complied in all
                   material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such
                   leases are in full force and effect.

            Section 3.02 Representations and Warranties of NYFIX and Merger Sub.

                   Subject to the exceptions set forth in the disclosure letter to be delivered to Javelin in connection herewith (the "NYFIX
            Disclosure Letter"), NYFIX and Merger Sub jointly and severally represent and warrant to Javelin as follows:

                   (a) Organization, Standing and Power. Each of NYFIX and
            Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to be so organized or so to qualify (individually or in the aggregate) would not have a Material Adverse Effect on NYFIX. NYFIX has heretofore delivered and made available to Javelin (or such information was readily accessible through the SEC Edgar Website)
            accurate and complete copies of its articles of incorporation and by-laws, or other similar organizational documents, as currently in effect, of NYFIX and each of its Subsidiaries.

                   (b) Capital Structure. As of the date hereof, the authorized capital stock of NYFIX consists of 60,000,000 shares of NYFIX Common
            Stock and 5,000,000 of preferred stock ("NYFIX Preferred Stock"). At the close of business on March 11, 2002, (i) 27,879,625 shares of
            NYFIX Common Stock were issued and outstanding, (ii) no shares of
            NYFIX Preferred Stock were outstanding and (iii) an aggregate of
            6,306,437 shares of NYFIX Common Stock were reserved for issuance pursuant to outstanding options, warrants and agreements. As of the date hereof, the authorized capital stock of Merger Sub consists of
            1,000 shares of common stock, par value $0.01 per share, 100 shares of which are validly issued, fully paid and nonassessable, and are

                                      -24-

            owned by NYFIX. Merger Sub was formed solely for the purpose of participating in the Merger, has no assets other than that amount of cash that is required for it to be organized as a corporation under the DGCL and has conducted no activities other than in connection with its incorporation.

                   (c) Authority; No Violations, Consents and Approvals.

           (i)     Each of NYFIX and Merger Sub has all requisite corporate
                   power and authority to enter into this Merger Agreement and to consummate the transactions contemplated hereby (including the issuance of shares of NYFIX Common Stock in the Merger).
                   The execution and delivery of this Merger Agreement and each of the agreements required to be executed in connection
                   therewith and the consummation of the transactions
                   contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of NYFIX and
                   Merger Sub (including the issuance of shares of NYFIX Common
                   Stock in the Merger). This Merger Agreement and each of the agreements required to be executed in connection therewith has been duly executed and delivered by NYFIX and Merger Sub.
                   Assuming this Merger Agreement constitutes the valid and
                   binding obligation of Javelin, it and each of the agreements required to be executed in connection therewith also
                   constitutes a valid and binding obligation of each of NYFIX and Merger Sub and is enforceable against each of them in
                   accordance with its terms; provided, however, that such
                   enforceability is subject to bankruptcy, insolvency,
                   reorganization and other laws of general applicability
                   relating to or affecting creditors' rights and to general
                   principles of equity and limitations imposed on indemnity
                   obligations by applicable federal and state securities laws.

            (ii)   The execution and delivery of this Merger Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or
                   without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of NYFIX or Merger Sub under, any provision of (A) the Certificate of
                   Incorporation or Bylaws of NYFIX or Merger Sub, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to NYFIX or Merger Sub or (C) any
                   judgment, order, decree, statute, law, ordinance, rule or
                   regulation applicable to NYFIX or Merger Sub or any of their properties or assets, other than, in the case of clause (B)
                   or (C), any such conflicts, violations, defaults, rights,
                   liens, security interests, charges or encumbrances that,
                   individually or in the aggregate, would not have a Material
                   Adverse Effect on NYFIX, materially impair the ability of
                   NYFIX or Merger Sub to perform its respective obligations
                   hereunder or prevent in any material respect the consummation of any of the transactions contemplated hereby.

            (iii)  No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any
                   Governmental Entity is required by or with respect to NYFIX in connection with the execution and delivery of this Merger
                   Agreement by NYFIX and Merger Sub or the consummation by
                   NYFIX and Sub of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material
                   Adverse Effect on NYFIX, except for: (A) compliance with the
                   Securities Exchange Act of 1934, as amended and the rules and regulations thereunder as may be required in connection with this Merger Agreement and the transactions contemplated
                   hereby, (B) the filing of the Certificate of Merger with the
                   Secretary of State of the State of Delaware or (C) such
                   filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or
                   environmental laws.

            (d) SEC Documents. NYFIX has filed all reports, forms and documents required to be filed by it with the Securities and Exchange Commission ("SEC").
A true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by NYFIX with the SEC since December 31, 2000
(the "NYFIX SEC Documents") has been made available to Javelin (or such information was readily accessible through the SEC Edgar web site). The financial statements of NYFIX included in the NYFIX SEC Documents complied as to form in all material respects with the published rules and regulations of the
SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule
10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end adjustments and other adjustments discussed therein) the consolidated financial position of NYFIX and its consolidated
Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of NYFIX and its consolidated
Subsidiaries for the periods presented therein.

            (e) Absence of Certain Changes or Events. Except as disclosed in, or reflected in the financial statements included in the NYFIX SEC Documents, or except as contemplated by the Merger Agreement, since the date of NYFIX's
Current Balance Sheet (as defined below) there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution
(whether in cash, stock or property) with respect to any of NYFIX's capital stock; (ii) any amendment of any material term of any outstanding equity security of NYFIX or any Subsidiary; (iii) any material change in any method of accounting or accounting practice by NYFIX or any Subsidiary; or (iv) a Material
Adverse Effect with respect to NYFIX.

            (f) No Undisclosed Material Liabilities. Except as disclosed in the
NYFIX SEC Documents, there are no liabilities of NYFIX or any of its
Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would have a Material Adverse Effect on NYFIX, other than liabilities adequately provided for on the balance sheet of

                                      -26-

NYFIX dated as of September 30, 2001 (including the notes thereto) contained in
NYFIX's Quarterly Report on Form 10-Q for the nine-month period ended September
30, 2001 ("NYFIX's Current Balance Sheet").

            (g) Litigation. Except as disclosed in the NYFIX SEC Documents, there is no (i) suit, action or proceeding pending or, to the best knowledge of
NYFIX, threatened against or affecting NYFIX or any Subsidiary of NYFIX, or (ii)
judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against NYFIX or any Subsidiary of NYFIX that (in any case) would have a Material Adverse Effect on NYFIX or prevent NYFIX from consummating the transactions contemplated by this Merger Agreement.

            (h) No Vote Required. No vote of the holders of any class or series of NYFIX capital stock is necessary to approve the Merger Agreement or the transactions contemplated hereby, including, without limitation, the issuance of
NYFIX Common Stock.

            (i) Broker Fees. Except as disclosed on Section 3.02(i) of the NYFIX
Disclosure Letter, no broker, investment banker, or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of NYFIX.

                                      -27-

                                   ARTICLE IV
              COVENANTS RELATING TO CONDUCT OF BUSINESS OF JAVELIN

Section 4.01            Conduct of Business by Javelin Pending the Merger.

            During the period from the date of this Merger Agreement and continuing until the Effective Time, Javelin agrees as to itself and its
Subsidiaries that (except as expressly contemplated or permitted by this Merger
Agreement, or to the extent that NYFIX shall otherwise consent in writing):

            (a) Ordinary Course. Each of Javelin and its Subsidiaries shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, shall use all reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it, in each case consistent with past practices, to the end that its goodwill and ongoing business shall not be impaired in any material respect to the fullest extent reasonably possible at the Effective Time; provided however, that NYFIX shall be consulted regarding any material strategic, business, personnel, contractual or financial issues affecting Javelin prior to the taking of any such action (which action shall not be taken without NYFIX's prior written consent).

            (b) Dividends; Changes in Stock. Javelin shall not and it shall not permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Javelin capital stock; or (iii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of Javelin's capital stock, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing employee benefit plan.

            (c) Issuance of Securities. Javelin shall not, and it shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants or options to acquire, any such shares, other than the issuance of Javelin Stock Options or
Javelin Common Stock upon the exercise of the Javelin Stock Options authorized under the Javelin Technologies, Inc. 1999 Stock Option/Stock Issuance Plan
("Javelin Stock Plan"), or upon conversion of outstanding convertible securities of Javelin.

                                      -28-

            (d) Governing Documents. Except as contemplated hereby or in connection herewith, neither Javelin nor any of its Subsidiaries shall amend or propose to amend its Certificate of Incorporation or Bylaws.

            (e) No Acquisitions. Javelin shall not, and it shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof without the prior written consent of NYFIX.

            (f) No Dispositions. Other than: (i) dispositions or proposed dispositions listed on Section 4.01(f) to the Javelin Disclosure Letter; or (ii)
sales or leases in the ordinary course of business consistent with past practice, Javelin shall not and it shall not permit any of its Subsidiaries to sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets without the prior written consent of NYFIX.

            (g) No Dissolution, Etc. Except as otherwise permitted or
contemplated by this Merger Agreement, Javelin shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Javelin or any of its Subsidiaries.

            (h) Certain Employee Matters. Except as set forth on Section 4.01(h)
to the Javelin Disclosure Letter or as may be required by applicable law,
Javelin shall not, nor shall it permit any Javelin ERISA Affiliate to:

(i)         amend, or increase the amount of (or accelerate the payment or vesting of) any benefit or amount payable under, any employee benefit plan or any other contract, agreement, commitment, arrangement, plan or policy providing for compensation or benefits to any current or former director, officer, employee or independent contractor who would be deemed to be an employee under applicable guidelines published by the IRS, and maintained by, contributed to or entered into by, Javelin or any Javelin ERISA Affiliate, including, without limitation, the existing Javelin Benefit Plans, except in the ordinary course of business consistent with past practice and as approved in advance by NYFIX in writing;

(ii)        increase (or enter into any contract, agreement, commitment or arrangement to increase in any manner) the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any current or former director, officer, employee or independent contractor who would be deemed to be an employee under applicable guidelines published by the IRS, of
            Javelin or any Javelin ERISA Affiliate;

                                      -29-

(iii)       adopt, establish or implement any plan, policy or other arrangement providing for any form of benefits or other compensation to any current or former director, officer, employee or independent contractor who would be deemed to be an employee under applicable guidelines published by the IRS, of Javelin or any Javelin ERISA
            Affiliate;

(iv)        enter into or amend any employment agreement, severance agreement, or other contract, agreement or arrangement with any current or former director, officer, employee or independent contractor who would be deemed to be an employee under applicable guidelines published by the IRS, of Javelin or any Javelin ERISA Affiliate;

(v)         pay or agree to pay any pension, retirement allowance or other benefit not required or contemplated by any of the existing Javelin
            Benefit Plans as in effect on the date of this Merger Agreement to any current or former director, officer, employee or independent contractor who would be deemed to be an employee under applicable guidelines published by the IRS, of Javelin or any Javelin ERISA
            Affiliate; or

(vi)        pay or agree to pay any bonus to any employee, consultant or agent of Javelin.

            (i) Indebtedness; Leases; Capital Expenditures. Javelin shall not, nor shall Javelin permit any of its Subsidiaries to, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Javelin or any of its Subsidiaries or guarantee any debt securities of others, (B) enter into any lease (whether such lease is an operating or capital lease) or create any mortgages, liens, security interests or other encumbrances on the property of Javelin or any of its Subsidiaries in connection with any indebtedness thereof, except for those securing purchase money indebtedness or (C) commit to aggregate capital expenditures in excess of $25,000 in any one instance or an aggregate of $100,000 in all instances, except as approved in advance in writing by NYFIX.

            (j) Taxes. Neither Javelin nor any of its Subsidiaries shall make any material election relating to Taxes or compromise any material Tax liability.

            (k) Accounting. Neither Javelin nor any of its Subsidiaries shall change any material accounting principle used by it, except as required by statement, rules or regulations promulgated by the Financial Accounting
Standards Board or the SEC.

Section 4.02            No Solicitation.

            Javelin will not, and will not authorize or permit any of its officers, directors, shareholders, agents and other representatives or those of any of its Subsidiaries (collectively, "Javelin Representatives") to, and will not authorize any employee of Javelin or any of its Subsidiaries to, and on

                                      -30-

becoming aware of will take all reasonable actions to stop the employee from continuing to, directly or indirectly, solicit or initiate or encourage
(including by way of furnishing information) any prospective buyer or the making of any proposal that constitutes, or may reasonably be expected to lead to, an
Acquisition Proposal (as hereinafter defined) from any person, or engage in any discussions or negotiations relating thereto or accept any Acquisition Proposal.
Javelin shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties by Javelin or any Javelin Representatives with respect to any
Acquisition Proposal existing on the date hereof. Javelin will promptly notify
NYFIX of the pendency of any negotiations respecting, or the receipt of, any
Acquisition Proposal. It is understood that any violation of this Section 4.02 by Javelin or any Javelin Representative shall be deemed a material breach of this Merger Agreement by Javelin. As used in this Merger Agreement, "Acquisition
Proposal" shall mean any proposal or offer, other than a proposal or offer by
NYFIX, for a tender or exchange offer, a merger, consolidation or other business combination involving Javelin or any Subsidiary of Javelin or any proposal to acquire in any manner a substantial equity interest in, or substantial portion of the assets of, Javelin or any of its Subsidiaries.

            Notwithstanding anything in the foregoing to the contrary, if the
Board of Directors of Javelin receives an unsolicited request for material nonpublic information by a person who makes, or indicates that it is considering making, a bona fide Acquisition Proposal, and the Board of Directors determines in good faith and upon the advice of outside counsel that it is required to cause Javelin to act as provided in this Section 4.02 in order to discharge properly the directors' fiduciary duties to Javelin's stockholders, then provided that such person has executed a confidentiality agreement substantially similar to the one then in effect among the Javelin and NYFIX, Javelin may provide such person with access to information regarding Javelin.

                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

Section 5.01 Access to Information. Upon reasonable notice, Javelin shall afford to the officers, employees, accountants, counsel and other representatives of
NYFIX, access, during normal business hours during the period prior to the
Effective Time, to all of its properties, books, contracts, commitments and records and, during such period, Javelin shall furnish promptly to NYFIX all information concerning its business, properties and personnel as NYFIX may reasonably request. NYFIX and Javelin agree that they will not use any information obtained pursuant to this Section 5.01 for any purpose unrelated to the consummation of the transactions contemplated by this Merger Agreement.

Section 5.02 Registration of Stock Consideration. NYFIX shall file with the
Securities and Exchange Commission, within 45 days of the Closing Date, a registration statement on Form S-3 (the "Form S-3") covering the resale of the

                                      -31-

shares of NYFIX Common Stock included in the Stock Consideration (the "Shares").
NYFIX's obligations with respect to the S-3 are set forth on Exhibit A hereto.

Section 5.03 Legal Conditions to Merger. Except as otherwise provided herein, each of Javelin, NYFIX and Merger Sub will take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of
Javelin and NYFIX will, and will cause its respective Subsidiaries to, take all actions reasonably necessary to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity or court required to be obtained or made by Javelin, NYFIX or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this
Merger Agreement.

Section 5.04 NYFIX Stock Options. Following the Closing, all employees of the
Surviving Corporation who were employees of Javelin on the Closing Date will be eligible for consideration and inclusion in NYFIX's stock option plan.
Management of NYFIX will confer with the current management of Javelin to determine the level of stock options to be awarded to such employees.

Section 5.05 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

Section 5.06 Public Announcements. NYFIX and Javelin will agree with each other with respect to the contents thereof before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Merger Agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system (but shall still provide a copy of such release to the other party).

Section 5.07 Other Actions. Except as contemplated by this Merger Agreement, neither NYFIX nor Javelin shall, and shall not permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the Merger set forth in Article VI not being satisfied.

                                      -32-

Section 5.08 Advice of Changes. NYFIX and Javelin shall confer on a regular basis with each other, report on operational matters and promptly advise each other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on Javelin.

Section 5.09 Reorganization. It is the intention of NYFIX and Javelin that the
Merger will qualify as a reorganization described in Section 368(a) of the Code
(and any comparable provisions of applicable state law). Neither Javelin nor
NYFIX (or any of their respective Subsidiaries) will take or omit to take any action (whether before, on or after the Closing Date) that would cause the
Merger not to be so treated. The parties will characterize the Merger as such a reorganization for purposes of all Returns and other filings.

Section 5.10            Javelin Employees; Board Representation.

            (a) NYFIX will cause the Surviving Corporation to enter into employment agreements with each of George Kledaras, John Coulter, Michael
Chaladoff and Andy Williams on terms mutually agreeable to NYFIX and such employees.

            (b) Subject to paragraph (a) of this Section 5.10, Javelin management and employees shall, as mutually agreed between such persons and
NYFIX, receive duties, titles, salary, benefits, bonuses and options with the
Surviving Corporation on substantially the same terms as similarly situated managers and employees of NYFIX.

            (c) Javelin and NYFIX shall mutually agree upon a course of action to incentivize certain key executives and key employees to remain with the
Surviving Corporation following the Closing, which may include cash or "stay bonuses" at Closing, bonus compensation awards at the end of fiscal 2002, participation in the NYFIX option plans, or such other compensation arrangement mutually agreed to by Javelin and NYFIX.

            (d) Unless an employment agreement with the Surviving Corporation is in place, all Javelin employees that join the Surviving Corporation will have their employment governed by NYFIX's employee policies as set forth in NYFIX's employee handbook.

            (e) As of the close of business on the date on which the Effective
Time occurs, and for so long as George Kledaras holds at least fifty percent
(50%) of the shares of NYFIX Common Stock issued to him in the Merger, George
Kledaras shall have the right, at his option, to serve on the Board of Directors of NYFIX, subject to approval by NYFIX's stockholders in elections of directors.
The NYFIX Board of Directors shall resolve at or prior to the Effective Time that as long as Mr. Kledaras holds at least fifty percent (50%) of the shares of
NYFIX Common Stock issued to him in the Merger, the NYFIX Board of Directors will include Mr. Kledaras' name in its slate of nominees at future annual stockholder meetings.

                                      -33-

Section 5.11 Lock-Up Agreements. Notwithstanding the filing of the Form S-3, (i)
each employee of Javelin that will receive shares of NYFIX Common Stock pursuant to the terms of this Merger Agreement agrees that it shall not in any way sell, transfer, pledge, hypothecate, or otherwise dispose of their shares of NYFIX
Common Stock until at least January 1, 2003, and (ii) each Javelin Stockholder receiving shares of NYFIX Common Stock that is not an employee of Javelin shall execute a letter stating that notwithstanding the filing of the Form S-3, prior to October 1, 2002, it shall not sell a number of shares of NYFIX Common Stock which shall equal greater than 10% of the five-day average trading volume of
NYFIX Common Stock ending on the day before. Stock certificates representing the shares of NYFIX Common Stock referenced in this Section 5.11 shall contain legends to reflect these restrictions. Prior to the Closing, (i) each of such
Javelin employees shall also execute a lock-up agreement in the form attached hereto as Exhibit C and (ii) each Javelin Stockholder that is not an employee of
Javelin shall sign a letter stating that it will abide by the volume limitations set forth in clause (ii) above.

Section 5.12 Updated Financial Statements. Javelin shall deliver to NYFIX, as soon as they become available but in no event later than March 15, 2002, copies of Javelin's audited consolidated financial statements as of and for the fiscal year ended December 31, 2001 (the "Year-End Financials"). Following the delivery of such financial statements, all representations and warranties made herein relating to the Javelin Financial Statements and Javelin's Current Balance Sheet
shall be deemed to have been made with respect to the Year-End Financials and the balance sheet included therein.

Section 5.13            Indemnification.

            (a) Javelin shall indemnify, defend and hold harmless each of NYFIX,
Merger Sub, their officers, directors, employees, shareholders, agents and consultants, and their respective heirs, legal representatives, successors and assigns (the "NYFIX Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid ("Losses") in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) the Lawsuits, (ii) any failure of any representation or warranty of Javelin to be true and correct at or before the Closing, (iii) any act, omission or conduct of Javelin, its directors, officers, employees or agents prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing, or (iv) the consummation of the transactions contemplated herein, and any action taken in connection therewith
("Indemnified Liabilities"). Any NYFIX Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Javelin (or the
Surviving Corporation, after the Closing), but the failure so to notify shall not relieve a party from any liability that it may have under this Section 5.13, except to the extent such failure materially prejudices such party.

            (b) All rights to indemnification under this Section 5.13 shall survive the consummation of the Merger and the termination of this Agreement

                                      -34-

until the first anniversary of the Closing Date, subject to the terms of the
Escrow Agreement attached hereto as Exhibit B. The provisions of this Section
5.13 are intended to be for the benefit of, and shall be enforceable by, each
NYFIX Indemnified Party, and his or her heirs and representatives. No party shall enter into any settlement regarding the foregoing without prior approval of the NYFIX Indemnified Party.

            (c) Notwithstanding anything to the contrary contained herein, the
Escrow Amount shall be the sole and exclusive remedy available for all
Indemnified Liabilities and any other claims under this Merger Agreement. The
Escrow Amount shall be subject to the terms of the Escrow Agreement attached hereto as Exhibit B. The amount of any Loss subject to Indemnification under this Section 5.13 shall be calculated net of any insurance proceeds received by the Indemnified Party on account of such Loss. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly in accordance with the terms of the Escrow Agreement.

Section 5.14 Section 16. Prior to the Effective Time each of Javelin and NYFIX shall take all such steps as may be required to cause the transactions contemplated by this Merger Agreement including any dispositions of Javelin
Common Stock (including derivative securities with respect to the Javelin Common
Stock), Javelin Preferred Stock and Javelin Stock Options and acquisitions of
NYFIX Common Stock (including derivative securities with respect to NYFIX Common
Stock) by each Person who is or will be subject to the reporting requirements of
Section 16(a) of the Exchange Act with respect to Javelin or NYFIX, as the case may be, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 Rule 144. NYFIX shall file all reports, forms and other documents required to be filed under the federal and state securities laws in order to allow former holders of Javelin Common Stock and former holders of Javelin
Preferred Stock to sell shares of NYFIX Common Stock under Rule 144 under the
Securities Act.

Section 5.16 Indemnification: Directors' and Officers' Insurance. NYFIX agrees that all rights to exculpation and indemnification for acts or omissions prior to the Effective Time now existing in favor of the current or former directors or officers (the "Indemnified Parties") of Javelin as provided in its certificate of incorporation or bylaws or in any agreement between Javelin and any of the Indemnified Parties (as listed on Section 5.16 of the Javelin
Disclosure Letter) shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years following the
Effective Time, and accordingly during such period, the Surviving Corporation shall indemnify the Indemnified Parties to the same extent as such Indemnified
Parties are entitled to indemnification pursuant to the preceding sentence.

                                      -35-

            For a period of six years following the Effective Time, NYFIX shall cause to be maintained in effect the policies of directors' and officers'
liability insurance maintained by Javelin for the benefit of those persons who are covered by such policies at the Effective Time (or NYFIX may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time), to the extent that such liability insurance can be maintained annually at a cost to NYFIX not greater than the current annual premium (the "Current Premium"), subject to normal increases, for the current Javelin directors' and officers' liability insurance; provided, however, that if such insurance cannot be so maintained or obtained at such costs, NYFIX shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to the Current Premium. Javelin represents and warrants to NYFIX that the Current Premium is approximately
$28,000 per annum.

            To the fullest extent permitted by Law, from and after the Effective
Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of Javelin and its Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in Javelin's certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

            The rights of each Indemnified Party under this Section 5.16 are intended to benefit, and shall be enforceable by, each Indemnified Party.

Section 5.17 Support of the Surviving Corporation. From and after the Effective
Time and until at least December 31, 2002, NYFIX will make available or cause to be made available all resources required for the Surviving Corporation to attempt to achieve the Total Revenue targets specified in Section 1.03(b) in accordance with Javelin's current business plan.

                                      -36-

Section 5.18 Reservation of Common Shares. NYFIX shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock for the purpose of enabling it to satisfy any obligation to issue Additional Stock Consideration, the maximum number of shares of Common Stock which may be issuable as Additional Stock Consideration.
NYFIX or, if appointed, any transfer agent for the Common Stock (the "Transfer
Agent") will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. NYFIX shall keep a copy of this Merger Agreement on file with any such Transfer Agent. NYFIX will supply any such Transfer Agent with duly executed certificates for such purposes. NYFIX will furnish any such Transfer Agent a notice of all adjustments and certificates related thereto made under Section 2.01(h) hereof. NYFIX covenants that all Additional Stock Consideration will be validly authorized an issued, fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

Section 6.01    Conditions to Each Party's Obligation to Effect the Merger.

            The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

            (a) Nasdaq Listing. The shares of NYFIX Common Stock issuable to
Javelin Stockholders pursuant to this Merger Agreement shall have been authorized for listing on Nasdaq upon official notice of issuance.

            (b) Other Approvals. All filings required to be made prior to the
Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental
Entity in connection with the execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be).

            (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction")
preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 5.05 hereof and, in addition, shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Merger Agreement.

                                      -37-

Section 6.02     Conditions of Obligations of NYFIX and Merger Sub.

            The obligations of NYFIX and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by NYFIX:

            (a) Representations and Warranties. Each of the representations and warranties of Javelin set forth in this Merger Agreement shall be true and correct (without regard to any materiality qualifications or references to
Material Adverse Effect contained therein) as of the date of this Merger
Agreement and as of the Closing Date as though made on and as of the Closing
Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such date); provided, however, that this paragraph (a) shall be deemed satisfied so long as the failure of all such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material
Adverse Effect on Javelin and its Subsidiaries, taken as a whole, and NYFIX shall have received a certificate dated the Closing Date on behalf of Javelin from a duly authorized officer of Javelin to that effect.

            (b) Performance of Obligations of Javelin. Javelin shall have performed in all material respects all obligations required to be performed by it under this Merger Agreement at or prior to the Closing Date.

            (c) Certifications and Opinion. Javelin shall have furnished NYFIX with:

(i)         a certified copy of a resolution or resolutions duly adopted by the
            Board of Directors of Javelin approving this Merger Agreement and consummation of the Merger and the transactions contemplated hereby;

(ii)        a certified copy of a resolution or resolutions duly adopted by the holders of a majority of the outstanding shares of Javelin Common
            Stock and Javelin Preferred Stock approving the Merger and the transactions contemplated hereby; and

(iii)       a favorable opinion, dated the Closing Date, in customary form and substance, of Paul, Hastings, Janofsky & Walker, LLP, counsel to
            Javelin, dated the Closing Date substantially to the effect that:

            1)   Each of Javelin and its Subsidiaries is an entity validly
                 existing and in good standing under the laws of its
                 jurisdiction of organization and has the power to own its
                 properties and assets and to carry on its business as presently conducted;

            2)   Javelin has the requisite corporate power to effect the Merger as contemplated by this Merger Agreement; the execution and

                                      -38-

                 delivery of this Merger Agreement and each of the agreements required to be executed in connection herewith did not, and the consummation of the Merger will not, violate any provision of
                 Javelin's Certificate of Incorporation or Bylaws; and upon the filing by the Surviving Corporation of the Certificate of
                 Merger, the Merger shall become effective; and

            3)   The Board of Directors of Javelin has taken all action required by the DGCL and its Certificate of Incorporation or its Bylaws
                 to approve the Merger and to authorize the execution and
                 delivery of this Merger Agreement and each of the agreements required to be executed in connection herewith and the
                 transactions contemplated hereby; the Javelin Stockholders have taken all action required by the DGCL and Javelin's Certificate of Incorporation and By-Laws to authorize the Merger in
                 accordance with the terms of this Merger Agreement; and this
                 Merger Agreement and each of the agreements required to be executed in connection herewith is a valid and binding
                 agreement of Javelin enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to
                 creditors' rights generally or governing the availability of equitable relief.

            (d) Good Standing Certificates. Javelin shall have furnished NYFIX with good standing and existence certificates for Javelin and its Subsidiaries from their respective jurisdictions of organization and other jurisdictions as
NYFIX shall reasonably request.

Section 6.03    Conditions of Obligations of Javelin.

            The obligation of Javelin to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Javelin:

            (a) Representations and Warranties. Each of the representations and warranties of NYFIX and Merger Sub set forth in this Merger Agreement shall be true and correct (without regard to any materiality qualifications or references to Material Adverse Effect contained therein) as of the date of this Merger
Agreement and as of the Closing Date as though made on and as of the Closing
Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such date); provided, however, that this paragraph (a) shall be deemed satisfied so long as the failure of all such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material
Adverse Effect on NYFIX and its Subsidiaries, taken as a whole and Javelin shall have received a certificate dated the Closing Date by a duly authorized officer of NYFIX to that effect.

                                      -39-

            (b) Performance of Obligations of NYFIX and Merger Sub. NYFIX and
Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Merger Agreement at or prior to the
Closing Date.

            (c) Certifications and Opinion. NYFIX shall have furnished Javelin with:

(i)         a certified copy of a resolution or resolutions duly adopted by the
            Board of Directors of NYFIX and Merger Sub approving this Merger
            Agreement and consummation of the Merger and the transactions contemplated hereby; and

(ii)        a favorable opinion, dated the Closing Date, in customary form and substance, of Olshan Grundman Frome Rosenzweig & Wolosky LLP,
            counsel to NYFIX and Merger Sub, substantially to the effect that:

      1)    Each of NYFIX and Merger Sub is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and has corporate power to own its properties and assets and to carry on its business as presently conducted;

      2)    Each of NYFIX and Merger Sub has the requisite corporate power to effect the Merger as contemplated by this Merger Agreement; the execution and delivery of this Merger Agreement and each of the agreements required to be executed in connection herewith did not, and the consummation of the Merger will not, violate any provision of NYFIX's or Merger Sub's Certificate of Incorporation or Bylaws;
            and upon the filing by the Surviving Corporation of the Certificate of Merger, the Merger shall become effective;

      3)    The respective Board of Directors of NYFIX and Merger Sub have taken all action required under its jurisdiction of incorporation, its
            Certificate of Incorporation or its Bylaws to authorize the execution and delivery of this Merger Agreement and each of the agreements required to be executed in connection herewith and the transactions contemplated hereby, and to authorize the Merger in accordance with the terms of this Merger Agreement; and this Merger
            Agreement and each of the agreements required to be executed in connection herewith is a valid and binding agreement of NYFIX and
            Merger Sub enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency,
            reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally or governing the availability of equitable relief;

      4)    The shares of NYFIX Common Stock to be delivered to the holders of
            Javelin Common Stock and Javelin Preferred Stock pursuant to Article
            II are duly authorized and when issued and delivered as contemplated by this Merger Agreement will be legally and validly issued and fully paid and nonassessable; and

                                      -40-

      5)    The shares of NYFIX Common Stock to be delivered to the holders of
            Javelin Common Stock and holders of Javelin Preferred Stock pursuant to the terms of this Merger Agreement are not required to be registered under the Securities Act of 1933, as amended.

            (d) Employment Agreements. Prior to or simultaneously with the
Closing, the Surviving Corporation shall enter into the employment agreements referenced in Section 5.10 above. Javelin shall use its best efforts to cause said employees to sign such agreements.

                                  ARTICLE VII
                            TERMINATION AND AMENDMENT

Section 7.01   Termination.

            This Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

            (a) by mutual written consent of Javelin and NYFIX, or by mutual action of their respective Boards of Directors;

            (b) by either Javelin or NYFIX if (i) the Merger shall not have been consummated by the earlier of March 31, 2002 (which date may be amended by mutual agreement of NYFIX and Javelin) or within five (5) business days after all governmental and regulatory approvals for the proposed transactions are received (provided that the right to terminate this Merger Agreement under this clause (i) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Merger Agreement has been the cause of or resulted in the failure of the
Merger to occur on or before such date; (ii) any court of competent jurisdiction, or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or
(iii) they have failed to receive necessary governmental or regulatory approvals for the Merger);

            (c) by NYFIX if (i) Javelin shall have failed to comply in any material respect with any of the covenants or agreements contained in this
Merger Agreement to be complied with or performed by Javelin at or prior to such date of termination (provided such breach has not been cured within 10 days following receipt by Javelin of notice of such breach and is existing at the time of termination of this Merger Agreement); (ii) any representations and warranties of Javelin contained in this Merger Agreement shall not have been true when made (provided such breach has not been cured within 10 days following receipt by Javelin of notice of such breach and is existing at the time of termination of this Merger Agreement) or on and as of the Effective Time as if

                                      -41-

made on and as of the Effective Time (except to the extent it relates to a particular date), except where the failure to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in
Section 3.01 hereof) would not have a Material Adverse Effect on Javelin; or
(iii) the Board of Directors of Javelin approves or recommends, or proposes to approve or recommend, any Acquisition Proposal; or

            (d) by Javelin if (i) NYFIX or Merger Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in this Merger Agreement to be complied with or performed by it at or prior to such date of termination (provided such breach has not been cured within 10 days following receipt by NYFIX of notice of such breach and is existing at the time of termination of this Merger Agreement); or (ii) any representations and warranties of NYFIX or Merger Sub contained in this Merger Agreement shall not have been true when made (provided such breach has not been cured within 10 days following receipt by NYFIX of notice of such breach and is existing at the time of termination of this Merger Agreement) or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent it relates to a particular date), except where the failure to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in
Section 3.02 hereof) would not have a Material Adverse Effect on NYFIX.

Section 7.02      Effect of Termination.

            (a) In the event of termination of this Merger Agreement by either
Javelin or NYFIX as provided in Section 7.01, this Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of Javelin or NYFIX except with respect to the second sentence of Section 5.01,
Section 5.13 (but only in the event terminated pursuant to Section 7.01(c)(i) or
Section 7.01(c)(ii)), this Section 7.02, Section 8.01, and the last sentence of
Section 8.09.

            (b) If this Agreement shall be terminated pursuant to Section
7.01(c), then Javelin shall pay NYFIX any and all expenses, including legal, accounting and investment banking fees and expenses incurred by NYFIX directly attributable to the proposed acquisition of Javelin including negotiation and execution of this Agreement and the attempted completion of the Merger. Each such expense shall be paid within thirty days after NYFIX shall have submitted the written request for payment of such expense except that in the event Javelin shall in good faith raise any question as to whether any particular expense is payable by Javelin under this subsection (b), then Javelin shall be entitled to delay payment of such expense until NYFIX shall supply documentation sufficient to establish that the particular expense is payable under the standards specified in this subsection (b). In no event shall any request for additional

                                      -42-

documentation to which NYFIX shall be entitled under this subsection (b) of itself entitle Javelin to delay payment of any other expense owed by Javelin under this subsection (b). If Javelin shall for any reason fail to make payment specified herein at the time required, then Javelin shall pay NYFIX on demand interest at a per annum rate equal to 300 basis points in excess of the prime rate (as reported in the Wall Street Journal) (or the maximum lawful rate if lesser than such rate) on the amount remaining unpaid from that time until such payment shall be received by NYFIX and shall also reimburse NYFIX for all attorney's fees and other expenses which NYFIX shall reasonably incur to enforce its rights to such payment.

            (c) If this Agreement shall be terminated pursuant to Sections
7.01(d), then NYFIX shall pay Javelin any and all expenses, including legal and accounting fees and expenses incurred by Javelin directly attributable to the proposed acquisition of Javelin including negotiation and execution of this
Merger Agreement and the attempted completion of the Merger. Each such expense shall be paid within thirty days after Javelin shall have submitted the written request for payment of such expense except that in the event NYFIX shall in good faith raise any question as to whether any particular expense is payable by
NYFIX under this subsection (c), then NYFIX shall be entitled to delay payment of such expense until Javelin shall supply documentation sufficient to establish that the particular expense is payable under the standards specified in this subsection (c). In no event shall any request for additional documentation to which NYFIX shall be entitled under this subsection (c) of itself entitle NYFIX to delay payment of any other expense owed by NYFIX under this subsection (c).
If NYFIX shall for any reason fail to make payment specified herein at the time required, then NYFIX shall pay Javelin on demand interest at a per annum rate equal to 300 basis points in excess of the prime rate (as reported in the Wall
Street Journal) (or the maximum lawful rate if lesser than such rate) on the amount remaining unpaid from that time until such payment shall be received by
Javelin and shall also reimburse Javelin for all attorney's fees and other expenses which Javelin shall reasonably incur to enforce its rights to such payment.

Section 7.03    Amendment.

            This Merger Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Merger
Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.04    Extension; Waiver.

            At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                      -43-

                                  ARTICLE VIII
                               GENERAL PROVISIONS

Section 8.01 Payment of Expenses. Except as set forth in Section 7.02, each party hereto shall pay its own expenses (including legal and accounting fees)
incident to preparing for entering into and carrying out this Merger Agreement and the consummation of the transactions contemplated hereby as well as for any audit fees for prior fiscal years, whether or not the Merger shall be consummated.

Section 8.02 Survival of Representations, Warranties and Agreements. All of the
representations, warranties and agreements in this Merger Agreement or in any instrument delivered pursuant to this Merger Agreement shall survive the
Effective Time, for a period of one year from the Closing Date.

Section 8.03 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

                                      -44-

                    (a)    if to NYFIX or Merger Sub, to:

                           Stamford Harbor Park
                           333 Ludlow Street
                           Stamford, CT 06902
                           Attention: Peter K. Hansen
                           Fax: 203-425-8100

                           with a copy to:

                           Olshan Grundman Frome Rosenzweig & Wolosky LLP
                           505 Park Avenue
                           New York, New York 10022
                           Attention:  Robert L. Frome, Esq.
                           Fax: (212) 935-1787

                    and (b) if to Javelin, to:

                           Javelin Technologies, Inc.
                           44 Wall Street
                           New York, NY 10005
                           Attention: George Kledaras
                           Fax: (212) 422-9795

                   with a copy to:

                           Paul, Hastings, Janofsky & Walker, LLP
                           399 Park Avenue
                           New York, New York 10022
                           Attention: John J. Altorelli, Esq.
                           Fax: 212-319-4090

Section 8.04 Interpretation: Certain Definitions. When a reference is made in this Merger Agreement to Sections, such reference shall be to a Section of this
Merger Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement. Whenever the word "include," "includes" or "including" is used in this Merger Agreement, it shall be deemed to be followed by the words
"without limitation." The phrase "made available" in this Merger Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this

                                      -45-

Merger Agreement, "affiliate" means, as to the person specified, any person controlled, controlled by, or under common control with such person, and
"person" means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust or other entity.

Section 8.05 Counterparts. This Merger Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 8.06 Entire Agreement; No Third-Party Beneficiaries.This Merger
Agreement (together with any other documents and instruments referred to herein)
(a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.07 Governing Law. Except to the extent Delaware law is mandatorily applicable to the Merger and the rights of stockholders of Javelin, this Merger
Agreement shall be governed and construed in accordance with the laws of the
State of New York, without giving effect to the principles of conflicts of law thereof.

Section 8.08 Assignment. Neither this Merger Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any newly formed direct or indirect wholly owned Subsidiary of NYFIX. Subject to the preceding sentence, this Merger Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.09 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Merger
Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this
Merger Agreement or makes the Merger Agreement impossible to perform in which case this Merger Agreement shall terminate pursuant to Article VII hereof.
Except as otherwise contemplated by this Merger Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a

                                      -46-

court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under Section 5.03 hereof or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

Section 8.10 Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Merger
Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof in any court of the
United States located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court sitting in New York in the event any dispute between the parties hereto arises out of this merger Agreement solely in connection with such a suit between the parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Merger Agreement in any court other than a Federal or state court sitting in New York.

                            [SIGNATURE PAGE FOLLOWS]

                                      -47-

            IN WITNESS WHEREOF, each of the following has caused this Merger
Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.

                                   NYFIX, INC.

                                   By: /s/ Peter K. Hansen
                                       -----------------------------------------
                                       Name:  Peter K. Hansen
                                       Title: Chief Executive Officer

                                   NYOLYMPUS, INC.

                                   By: /s/ Peter K. Hansen
                                       -----------------------------------------
                                       Name:  Peter K. Hansen
                                       Title: President

                                   JAVELIN TECHNOLOGIES, INC.

                                   By: /s/ George Kledaras
                                       -----------------------------------------
                                       Name:  George Kledaras
                                       Title: President and Chief Executive Officer

                                      -48-

                                TABLE OF CONTENTS

                                                                           Page

GLOSSARY OF DEFINED TERMS                                                   vii

Article II EFFECT OF THE MERGER ON THE CAPITAL STOCK  OF THE CONSTITUENT

                                      -i-

EXHIBITS

Exhibit A - Registration Statement Provisions
Exhibit B - Form of Escrow Agreement
Exhibit C - Form of Lock-up Agreement

                                      -ii-

                            GLOSSARY OF DEFINED TERMS

Defined Term                                                Defined in Section
------------                                                ------------------

Acquisition Proposal........................................  4.02
Additional Cash Election..................................... 2.01(f)
Additional Stock Consideration................................1.03(b)
Additional Stock Election.....................................2.01(e)
Average Price.................................................1.03(a)
Base Consideration............................................1.03(a)
Base Election.................................................2.01(f)
Cash Consideration............................................1.03(a)
Certificate of Merger.........................................1.01
Certificates..................................................2.02(a)
Closing.......................................................1.01
Closing Date..................................................1.02
Closing Date Working Capital..................................1.03(d)
Closing Date Working Capital Statement........................1.03(d)
Code..........................................................Recitals
Common Stock Conversion Number................................2.01(c)
Common Stock Merger Consideration.............................2.01(c)(iv)
Constituent Corporations......................................1.04(a)(i)
Conversion Number.............................................2.01(d)
Current Balance Sheet.........................................3.01(c)(iv)
Current Premium...............................................5.16
DGCL..........................................................1.01
Effective Time................................................1.01
Election Date.................................................2.01(f)
Environmental Law.............................................3.01(n)(i)
ERISA.........................................................3.01(k)(i)
Escrowed Amount...............................................1.03(c)
Excess Available Cash Consideration...........................2.01(e)
Form of Election..............................................2.01(f)
Form S-3......................................................5.02
GAAP..........................................................1.03(b)
Governmental Entity...........................................3.01(c)(iii)
Hazardous Material............................................3.01(n)(ii)
Indemnified Liabilities.......................................5.13(a)
Indemnified Parties...........................................5.16
Injunction....................................................6.01(c)
IRS...........................................................3.01(j)(ii)

                                     -iii-

Javelin.......................................................Preamble
Javelin Beneficiary...........................................3.01(k)(i)
Javelin Benefit Plans.........................................3.01(k)(i)
Javelin Common Stock..........................................2.01
Javelin Disclosure Letter.....................................3.01
Javelin ERISA Affiliate.......................................3.01(k)(ii)
Javelin Financial Statements..................................3.01(d)
Javelin Intangible Property...................................3.01(m)
Javelin Permits...............................................3.01(h)
Javelin Preferred Stock.......................................2.01
Javelin Representatives.......................................4.02
Javelin Stockholders..........................................1.03(a)
Javelin Stock Option..........................................2.01(g)(i)
Javelin Stock Plan............................................4.01(c)
Lawsuits......................................................1.03(c)
Losses........................................................5.13(a)
Material Adverse Effect.......................................3.01(a)(iii)
Merger........................................................Recitals
Merger Agreement..............................................Preamble
Merger Sub....................................................Preamble
Merger Consideration..........................................2.01(d)
Nasdaq........................................................1.03(a)
NYFIX Common Stock............................................1.03(a)(ii)
NYFIX's Current Balance Sheet.................................3.02(f)
NYFIX ........................................................Preamble
NYFIX Disclosure Letter.......................................3.02
NYFIX Indemnified Parties.....................................5.13(a)
NYFIX Preferred Stock.........................................3.02(b)
NYFIX SEC Documents...........................................3.02(d)
Option Exchange Ratio.........................................2.01(g)(i)
Option Costs..................................................1.03(a)
PBGC..........................................................3.01(k)(iv)
Preferred Stock Conversion Number.............................2.01(d)
Preferred Stock Merger Consideration..........................2.01(d)
Price Per Common Share........................................2.01(g)(i)
Release.......................................................3.01(n)(iii)
Remedial Action...............................................3.01(n)(iv)
Returns.......................................................3.01(j)(i)
SEC...........................................................3.02(d)
Shares........................................................5.02
Stock Amount..................................................1.03(a)

                                      -iv-

Stock Consideration...........................................1.03(a)(ii)
Subsidiary....................................................3.01(a)(ii)
Surviving Corporation.........................................1.04(a)
Taxes.........................................................3.01(j)
Total Revenue.................................................1.03(b)
Transfer Agent................................................5.18
Year-End Financials...........................................5.12
Warrant.......................................................2.01(g)(i)

                                      -v-